EXHIBIT 11

                    Attached and Made Part of Part II
Of 10Q for the three and nine months ended June 28, 1997 and June 29, 1996
           (dollars and shares in thousands, except per share)


Three Months Ended   Nine Months Ended
                                         June    June      June    June 29,
                                         28,      29,       28,      1996
                                         1997     1996     1997
Primary
   Weighted common average shares
   outstanding                           5,918    5,515     5,831     5,350

   Increase in weighted average
   shares due
   to applying the treasury stock
   method for stock options and
   warrants                                 --       --        --        --

   Weighted contingent shares in
   connection with the Fairchild
   Data asset purchase                      --       --        --        56

Primary weighted average shares          5,918    5,515     5,831     5,406

Primary net(loss)                     $(3,939)   $(498)  $(2,617)  $(1,089)

Net (loss) per share                   $(0.67)   $(0.09)   $(0.45)   $(0.20)

Fully diluted
   Weighted common average shares
   outstanding                           5,918    5,515     5,831     5,350

   Increase in weighted average
   shares due
   to applying the treasury stock
   method for stock options and
   warrants                                 --       --        --        --

   Weighted contingent shares in
   connection with the Fairchild
   Data asset purchase                      --       --        --        56

Fully diluted weighted average shares    5,918    5,515     5,831     5,406

Net (loss)                            $ (3,939)   $(498)  $(2,617)  $(1,089)

Total fully diluted net (loss) per      $(0.67)   $(0.09)   $(0.45)   $(0.20)
share